Exhibit 99.1

13700 Reptron Blvd. • Tampa, FL 33626-3046 • 813.854.2000

Contact: Charles L. Pope

  Chief Financial Officer

  (813) 854-2000

  cpope@reptron.com

FOR IMMEDIATE RELEASE

REPTRON ADJOURNS SPECIAL SHAREHOLDERS

MEETING TO

FEBRUARY 15, 2007 at 11:00 A.M. EST

Tampa, Florida, February 12, 2007 – Reptron announced that it has adjourned the Special Shareholders Meeting held today to February 15, 2007 at 11:00 a.m. EST at the Company’s headquarters in Tampa, Florida, at which time the meeting shall be reconvened. The polls shall remain open during the adjournment.

American Stock Transfer, the Inspector of Elections reported that a quorum was present for the meeting and that of the approximately 83% of shares represented in person or proxy, more than 49% of the votes had been cast in favor of the Agreement and Plan of Merger, dated December 18, 2006, by and among the Company, Gator Electronics, Inc. and Kimball Electronics, Inc. as amended February 5, 2007 and the merger contemplated therein.

Kimball informed the Company that there would be no further price increases offered by Kimball for the Company’s shares of common stock. In the event the merger is not approved by the requisite vote of the Company’s shareholders at the reconvened meeting on February 15, 2007, the Senior Secured Notes tendered in the Company’s tender offer will be returned to the note holders and the merger agreement will be terminated for failure to satisfy the conditions to closing.

In accordance with the authority given by the proxies received by the Company, the Company and its solicitation agent, Georgeson & Co. will continue to solicit proxies in favor of the approval and adoption of the merger agreement and the merger. Shareholders can contact Georgeson & Co. at (866) 783-6924. The Company’s Board of Directors unanimously recommends that the Company’s shareholders vote for the approval and adoption of the merger agreement and approval of the merger.

As previously announced, Jefferies Broadview, the Company’s financial advisors, delivered a written fairness opinion, dated January 27, 2007 stating that $0.68 per share was fair from a financial standpoint to the Company’s shareholders. On February 5, 2007, Kimball raised its offer to $0.75 per share. Institutional Investor Services, Inc. (ISS), a leading independent proxy advisory firm, in a publication dated January 30, 2007, recommended that the Company’s stockholders vote for the proposal to approval of the merger agreement and merger.

The Company has filed with the Securities and Exchange Commission, and has mailed to Company stockholders, a proxy statement and supplement in connection with the Merger. This proxy statement and supplement contains information about Kimball, the Company, the proposed merger and related matters that shareholders should consider before making a decision about the Merger. Stockholders are urged to read the proxy statement and supplement carefully. In addition to receiving the proxy statement and supplement from the Company by mail, shareholders can obtain the proxy statement and supplement, as well as other filings containing information about the Company, without charge, from the Securities and Exchange Commission’s website://www.sec.gov) or without charge, from the Company.

The Company and its directors, executive officers, other members of its management, employees and agents may be deemed to be participants in the solicitation of proxies from the Company’s shareholders in favor of the proposed merger. Information regarding persons who may be deemed participants in the solicitation and any interests that those persons may have in the transaction are set forth in the proxy statement and supplement.

Forward-Looking Information

The press release contains forward-looking statements which involve a number of risks and uncertainties. These statements are based on the Company’s current expectations and beliefs. Actual results could differ materially from the results implied by these statements. Factors that may cause or contribute to such differences include: the risk that the conditions to the Merger will not be satisfied; changes in the Company’s and Kimball’s business during the period between now and the closing of the Merger; developments in obtaining any necessary approvals for the transaction; the ability to retain key management and technical personnel of the Company; adverse reactions to the proposed transaction by customers, suppliers and strategic partners; risks due to shifts in market demand; risk inherent with predicting revenue and earnings outcomes; and the risk factors listed from time to time in the Company’s reports filed with the Securities and Exchange Commission as well as assumptions regarding the foregoing. The Company is under no obligation to (and expressly disclaim any such obligation to) update or alter their forward-looking statements whether as a result of new information, future events or otherwise.

About Reptron

Reptron Electronics, Inc. is an electronics manufacturing services company providing engineering services, electronics manufacturing services and display integration services. Reptron Manufacturing Services offers full electronics manufacturing services including complex circuit board assembly, complete supply chain services and manufacturing engineering services to original equipment manufactures (“OEMs”) in a wide variety of industries. Reptron Outsource Manufacturing and Design provides value-added display design engineering and system integration services to OEMs. For more information, please access www.reptron.com.

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